Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Compass Sub North, Inc. Registration Statement (Amendment No. 1 to Form S-4) and related proxy statement/prospectus relating to the proposed transactions involving Green Dot Corporation, CommerceOne Financial Corporation, and affiliates of Smith Ventures LLC and to the incorporation by reference therein of our reports dated March 16, 2026, with respect to the consolidated financial statements of Green Dot Corporation, and the effectiveness of internal control over financial reporting of Green Dot Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
April 7, 2026